EXHIBIT 7(c)(iii)



                                   NON-COMPETITION AGREEMENT,
                                   dated as of June 14, 1996, by
                                   and among NOVA TECHNOLOGIES,
                                   INC., a Delaware corporation
                                   ("Nova"), VIVAX MEDICAL CORP.
                                   ("Vivax"), a Delaware
                                   corporation and a wholly owned
                                   subsidiary of Nova, and DOUGLAS
                                   DREW ("Drew").





          Drew, Vivax and Nova anticipate consummation of a purchase by Vivax from Drew and Drew's spouse, Donna L. Drew, of all of the outstanding capital stock (the "Purchase") of Comed Systems, Inc., a New Hampshire corporation ("Comed"). As a consequence of the Purchase, Comed will become a wholly-owned subsidiary of Vivax and Nova.

          Drew, as a principal shareholder and chief executive and operating officer of Comed, has knowledge of the business strategy, trade secrets and other proprietary information of Comed, the use of which in competition against Nova, and any present or future subsidiary or affiliate of Nova (collectively, with Nova, the "Nova Companies"), could result in irreparable damage to Nova and the Nova Companies.

          Drew, as a principal shareholder of Comed, will benefit from the Purchase.

          The execution of this Agreement is a condition precedent to the consummation of the Purchase.


          NOW, THEREFORE, the parties agree as follows:


          1.   NON-COMPETITION AND SECRECY

               1.1 No Competing Employment. For a period of two years commencing on the date Drew is no longer an employee of Nova, Comed or any other Nova Company (such period being referred to hereinafter as the "Restricted Period"), Drew shall not, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or partici-pate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes within the United States with Nova and/or any of the Nova Companies; provided, however, that nothing in this Section 1.1 shall prohibit Drew from making a non-controlling and passive investment in a corporation whose shares are publicly traded.

               1.2 No Interference. During the Restricted Period, Drew shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Nova), intentionally solicit, endeavor to entice away from Nova and/or any of the Nova Companies, or otherwise interfere with the relationship of Nova and/or any of the Nova Companies with, any person who is employed by or otherwise engaged to perform services for Nova and/or any of the Nova Companies or any person or entity who is, or was within the then most recent 12 month period, a customer or client of Nova and/or any of the Nova Companies.

               1.3  Secrecy.

                    1.3.1     Drew recognizes that, by reason of
his prior employment by Comed, he may have acquired confidential information and trade secrets concerning the operation of Comed, the use or disclosure of which could cause Comed substantial loss and damages which could not be readily calculated and for which no reedy at law would be adequate. Accordingly, Drew covenants and agrees with Nova that he will not at any time, except with the prior written consent of Nova pursuant to authority granted by a resolution of Nova's Board of Directors, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his prior association with Comed. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by management of Comed and/or any of the Nova Companies, as applicable, with respect to the products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of its or their products), business plans, prospects or opportunities but shall exclude any information already in the public domain. Notwithstanding anything to the contrary herein contained, Drew's obligation to maintain the secrecy and confidentiality of the confidential information under this Section 1 shall not apply to any such confidential information which is disclosed through any means other than as a result of any act by Drew constituting a breach of this Agreement or which is required to be disclosed under applicable law.

               1.4 Exclusive Property. Drew confirms that all confidential information is and shall remain the exclusive property of Comed.

               1.5 Injunctive Relief. Without intending to limit the remedies available to Nova, Drew acknowledges that a breach of any of the covenants contained in this Section 1 may result in material irreparable injury to Nova, Comed and/or any of the Nova Companies for which there is no adequate reedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Nova shall be entitled to obtain a temporary restraining order and/or a preliminary injunction restraining Drew from engaging in activities prohibited by this Section 1 or such other relief as may be requires to specifically enforce any of the covenants in this
Section 1.

               1.6 Extension of Restricted Period. In addition to the remedies Nova may seek and obtain pursuant to Section 1.5, the Restricted Period shall be extended by any and all periods during which Drew shall be found by a court possessing personal jurisdic-tion over him to have been in violation of the covenants contained in this Section 1.


          2.   ASSIGNMENT

               Except as otherwise herein expressly provided, this Agreement shall be binding upon and inure to the benefit of Drew and his personal representatives and shall inure to the benefit of and be binding upon Nova and its successors and assigns, including without limitation, any corporation or other entity into which Nova is merged or which acquires all of the outstanding shares of Nova's capital stock, or all or substantially all of the assets of Nova.


          3.   NOTICES

               Any notice required or permitted to be given pursuant to this Agreement shall be deemed given three (3) business days after such notice is mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given, addressed as follows:

               (a)  if to Drew:

                    Mr. Douglas Drew
                    62 Kensington Road
                    Hampton Falls, NH 03844

               with a copy to:

                    Casassa and Ryan
                    459 Lafayette Road
                    Hampton, New Hampshire 03842-2242
                    Attn:  John J. Ryan, Esq.


               (b)  if to Nova:

                    Nova Technologies, Inc.
                    89 Cabot Court, Unit L
                    Hauppauge, NY 11788
                    Attn: Chairman

               with a copy to

                    Parker Duryee Rosoff & Haft
                    529 Fifth Avenue
                    New York, New York 10017
                    Attn: Ira I. Roxland, Esq.


or to such other address as any such party shall designate by written notice to the other party.


          4.   GOVERNING LAW

               This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.


          5.   WAIVER

               The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.


          6.   SEVERABILITY

               If any provision of this Agreement, or the application of such provision to any person or circumstance, is declared by any arbitration panel or court of competent jurisdic-tion to be invalid or unenforceable:

               6.1 Such invalidity or unenforceability shall not affect the remaining provisions of this Agreement or the applica-tion of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable;

               6.2 If such invalidity or unenforceability is due to the court's determination that the provision's scope is exces-sively broad or restrictive under applicable law then in effect, the parties hereby jointly request that such provision be construed by modifying its scope so as to be enforceable to the fullest extent compatible with applicable law then in effect; and

               6.3 If any provision is held to be invalid or unenforceable with respect to a particular circumstance, such provision shall nevertheless remain in full force and effect in all other circumstances, subject to the other provisions of this
Section 6.3.


          7.   ENTIRE AGREEMENT

               7.1 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotia-tions and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement.

               7.2 This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 2 hereof.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                              NOVA TECHNOLOGIES, INC.



                              By:
                                 Name:
                                 Title:




                              Douglas Drew